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EXHIBIT 12

                           IRON MOUNTAIN INCORPORATED

       STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                                                                              Six Months Ended
                                                                                                                   June 30,
                                                 1996       1997         1998         1999       2000                2001
                                               --------   --------     --------     --------   ---------      -----------------
Earnings:

  Income (loss) from continuing operations
  before provision (benefit) for Income
  taxes & Minority Interest                    $  1,792   $ (4,601)    $  3,391     $ 9,841    $ (18,032)          $ 4,517
    Add: Fixed charges                           21,939     37,489       61,169      73,957      154,975            89,153
                                               --------   --------     --------     --------   ---------       -----------------
                                               $ 23,731   $ 32,888     $ 64,560     $ 83,798   $ 136,943            93,670
                                               ========   ========     ========     ========   =========       =================
Fixed Charges:
  Interest Expense                             $ 14,901   $ 27,712     $ 45,673     $ 34,425   $ 117,975            68,030
  Interest Portion of rent expense                7,038      9,777       15,496       19,532      37,000            21,123
                                               --------   --------     --------     --------   ---------       -----------------
                                               $ 21,939   $ 37,489     $ 61,169     $ 73,957   $ 154,975            89,153
                                               ========   ========     ========     ========   =========       =================
Ratio of earnings to fixed charges                  1.1x       0.9x(1)      1.1x         1.1x        0.9x(1)           1.1x

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(1)  We reported a loss from continuing operations before provision (benefit)
     for income taxes and minority interest for the years ended December 31, 1997 and December 30, 2000, the Company would have needed to generate additional income from operations before provision for income taxes and minority interest of $4,601 and $18,032 to cover its fixed charges of $37,489 and $154,975, respectively.